QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 8.1

YPF SOCIEDAD ANONIMA

LIST OF SIGNIFICANT SUBSIDIARIES

Name	Jurisdiction of Incorporation (address)
Under Control:
YPF International S.A.	Av. José Estenssoro 100, Santa Cruz de la Sierra, República de Bolivia
Operadora de Estaciones de Servicios S.A.	Av. Roque Sáenz Peña 777—Buenos Aires—Argentina
A-Evangelista S.A.	Tucumán 744, P. 12°, Buenos Aires, Argentina
YPF Holdings Inc.	717 North Harwood Street—Dallas—Texas—U.S.A.
Related Companies:
Compañia Mega S.A.	Av. Roque Sáenz Peña 777—P. 7°— Buenos Aires—Argentina
PBBPolisur S.A.	Av. Eduardo Madero 900—P.7°—Buenos Aires—Argentina
Petroken Petroquímica Ensenada S.A.	Sarmiento 1230—P. 6°—Buenos Aires—Argentina
Oleoducto Trasandino (Argentina) S.A.	Esmeralda 255 P. 5°—Buenos Aires—Argentina
Profertil S.A.	Alicia Moreau de Justo 750—P. 1°—OF.11—Buenos Aires—Argentina
Refinería del Norte S.A.	Maipú 1—P. 2[o]—Buenos Aires—Argentina
Oleoductos del Valle S.A.	Florida 1—P. 10°—Buenos Aires—Argentina
Gas Argentino S.A.	Gregorio Araoz de Lamadrid 1360—Buenos Aires—Argentina
Terminales Marítimas Patagónicas S.A.	Av. Leandro N. Alem 1180—P.11°—Buenos Aires—Argentina
Oiltanking Ebytem S.A.	Alicia Moreau de Justo 872—P. 4°—Of. 7—Buenos Aires—Argentina
Gasoducto del Pacífico (Argentina) S.A.	San Martín 323—P. 19°—Buenos Aires—Argentina
Gasoducto del Pacífico Caim (Cayman) Ltd.	P.O. Box 265—Georgetown—Islas Caimán
Central Dock Sud S.A.	Reconquista 360—P. 6°—Buenos Aires—Argentina
Inversora Dock Sud S.A.	Reconquista 360—P. 6°—Buenos Aires—Argentina
Pluspetrol Energy S.A.	Lima 339—Buenos Aires—Argentina
Other Subsidiaries:
Mercobank S.A.	Bartolomé Mitre 343—Buenos Aires—Argentina

QuickLinks

  EXHIBIT 8.1
YPF SOCIEDAD ANONIMA LIST OF SIGNIFICANT SUBSIDIARIES